UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

NorthStar Realty Europe Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37597 (Commission File Number)	32-0468861 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

£ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

£ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.   Submission of Matters to a Vote of Security Holders.

On October 31, 2015, NorthStar Realty Finance Corp. (“NorthStar Realty Finance”) completed the spin-off of its European real estate business (excluding its European healthcare properties) (the “Spin-off”) into a newly-formed publicly-traded real estate investment trust, NorthStar Realty Europe Corp. (the “Company”). In an effort to reduce costs associated with calling an annual meeting shortly after completion of the Spin-off, on October 9, 2015, the board of directors of the Company (the “Board”), in accordance with the Maryland General Corporation Law and the applicable provisions of the charter and bylaws of the Company, called an annual meeting of stockholders on January 8, 2016 (the “Meeting”) and set the record date of October 15, 2015 for the determination of stockholders entitled to notice of and to vote at the Meeting.
The Board nominated the current slate of directors to serve until the next annual meeting and until their successors are duly elected and qualified, namely, David T. Hamamoto, Albert Tylis, Mario Chisholm, Judith A. Hannaway, Oscar Junquera, Wesley D. Minami and Charles W. Schoenherr (the “Directors”). The Board also submitted the prior appointment of PricewaterhouseCoopers Société coopéretive as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016 to the stockholders of the Company for approval at the Meeting.

At the close of business on October 15, 2015, the record date for the Meeting, there were 100 shares of the Company’s common stock outstanding and entitled to vote, all of which were owned by NorthStar Realty Finance. On January 8, 2016, NorthStar Realty Finance delivered a unanimous written consent to the Company providing for: (i) the election of the Directors to serve until the 2017 annual meeting of stockholders of the Company and until his or her successor is duly elected and qualified; and (ii) ratification of the appointment of PricewaterhouseCoopers Société coopéretive as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. There were no votes against or withheld and there were no abstentions or broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Europe Corp. (Registrant)

Date: January 8, 2016	By:	/s/ Trevor K. Ross
Trevor K. Ross General Counsel and Secretary